Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Journal Communications, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-143146 and 333-108509) and Form S-3 (No. 333-118552) of Journal Communications, Inc. of our report dated February 1, 2013, with respect to the balance sheets of NewsChannel 5 Network, LLC as of December 31, 2011 and 2010, and the related statements of income, changes in member’s  equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in Form 8-K of Journal Communications, Inc. dated February 4, 2013.

/s/ KPMG LLP

Norfolk, Virginia

February 4, 2013